POWER OF ATTORNEY

Amalgamated Explorations, Inc., by Mr. Christian F. Murer, President and CEO, herein appoints IPO Consultants, Inc. 6265 Greenwich Drive, Suite 250, San Diego, California 92122 as the company agent (attorney in fact) to act for the company in any lawful way with respect to the following matter:

To prepare and file a Form 10 et. al. and related securities documents with the U. S. Securities Exchange Commission for and on behalf of the company. This authority shall be effective for the calendar year of 1999.

The company agrees that any third party who receives a copy of this document may act under it. Revocation of this power of attorney is not effective as to a third party until the third party has actual knowledge of the revocation. The company agrees to indemnify the third party for any claims that arise against the third party because of reliance on this power of attorney.

Signed the 27th day of October 1999.
Amalgamated Explorations, Inc.
Christian F. Murer, President and CEO

BY ACCEPTING OR ACTING UNDER THE APPOINTMENT OF THIS POWER OF ATTORNEY, THE AGENT ASSUMES THE FIDUARCY AND OTHER LEGAL RESPONSIBILITIES OF AN AGENT THERETO.


NOTARY PUBLIC

Mr. Christian F. Murer, did this date personally appear before me and affix his signature hereto.

/S/ Maxine J. Jensen   10-27-99
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Notary Public          Date

My Commission Expires 03/18/2003
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My commission expires